REVOLVING LINE OF CREDIT NOTE

$500,000	April ___, 2011

FOR VALUE RECEIVED, the undersigned, MGT Capital Investments, Inc., a Delaware corporation (the “Maker”), hereby promises to pay to the order Laddcap Value Partners, LP,  a Delaware limited partnership (“Laddcap” or the “Payee”), on July   , 2012 (or sooner by reason of an Event of Default or required prepayment in accordance with the Revolving Line of Credit and Security Agreement dated April   , 2011 between Laddcap and Maker (as same may be amended, modified, supplemented and/or restated from time to time, the “Loan Agreement”) the principal sum of Five Hundred Thousand ($500,000) Dollars or, if less, the aggregate unpaid principal amount of all Advances made by the Payee to the Maker pursuant to the Loan Agreement, together with interest on any and all principal amounts outstanding hereunder from time to time from the date hereof until payment in full hereof, at a rate per annum equal to eight percent (8%); provided, however, that during the continuance of any Event of Default under the Loan Agreement, the interest rate otherwise applicable hereunder shall be increased by two hundred (200) basis points.  All interest shall be computed on the daily unpaid principal balance hereof based on a three hundred sixty (360) day year, and shall be payable monthly in arrears on the first day of each calendar month commencing May 1, 2011, and upon maturity or acceleration hereof.

The Maker shall have the right, at any time and from time to time, to prepay all or any portion of the principal balance of this Note upon written notice to the Payee, stating the amount of the prepayment.  In addition, the Maker shall be required to make principal payments hereunder, without requirement of notice or demand, as and to the extent provided in the Loan Agreement.

Unless the Maker shall be otherwise notified in writing by Laddcap, all principal and interest hereunder are payable in lawful money of the United States of America at the office of Laddcap set forth in the Loan Agreement in immediately available funds.

This Note is issued and secured pursuant to the terms of the Loan Agreement  This Note is entitled to all of the benefits of the Loan Agreement, including provisions governing the payment and the acceleration of maturity hereof, which agreements and instruments are hereby incorporated by reference herein and made a part hereof.  The occurrence and continuance of an Event of Default thereunder shall constitute a default under this Note and shall entitle the Payee to accelerate the entire indebtedness hereunder and take such other action as may be provided for in the Loan Agreement and/or any and all other instruments evidencing and/or securing the indebtedness under this Note, or as may be provided under the law.

In the event that any holder of this Note shall, during the continuance of any Event of Default, exercise or endeavor to exercise any of its remedies hereunder or under the Loan Agreement, the Maker shall pay all reasonable costs and expenses incurred in connection therewith, including, without limitation, reasonable attorneys’ fees, all of which costs and expenses shall be obligations under and part of this Note; and the holder hereof may take judgment for all such amounts in addition to all other sums due hereunder.

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No consent or waiver by the holder hereof with respect to any action or failure to act which, without such consent or waiver, would constitute a breach of any provision of this Note shall be valid and binding unless in writing and signed by the Maker and by the holder hereof.

All agreements between the Maker and the Payee are hereby expressly limited to provide that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Payee for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum amount which the Payee is permitted to receive under applicable law.  If, from any circumstances whatsoever, fulfillment of any provision hereof or the Loan Agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstance the Payee shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of any of the Maker’s Liabilities (as such term is defined in the Loan Agreement) to the Payee, and not to the payment of interest hereunder.  To the extent permitted by applicable law, all sums paid or agreed to be paid for the use, forbearance or detention of the indebtedness evidenced by this Note shall be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full, to the end that the rate or amount of interest on account of such indebtedness does not exceed any applicable usury ceiling.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date.  This provision shall control every other provision of all agreements between the Maker and the Payee.

This Note shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that such laws are superseded by Federal enactments.

IN WITNESS WHEREOF, the Maker has caused this Note to be executed by its duly authorized officer as of the date first set forth above.

MGT Capital Investments, Inc.

By:
Name:
Title:

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